Rule 424 (b) (3)
Registration No. 333-73768

PRICING SUPPLEMENT NO. 2964 DATED January 29, 2002
TO PROSPECTUS SUPPLEMENTAL DATED December 5, 2001
AND BASE PROSPECTUS DATED December 5, 2001

Issuer:	National Rural Utilities CFC
Principal Amount:	$22,890,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	02/01/02
Maturity Date:	02/18/03
Interest Rate:	2.60% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agents Commission:	None
Form of Note:	Certificated
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $14,050,000,000 and, to date, including this offering, an aggregate of $11,424,018,000 Series C have been issued.